As filed with the U.S. Securities and Exchange Commission on February 13, 2025

Registration No. 333-283546

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 3

TO

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GATES GROUP Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Japan	6500	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

GATES GROUP Inc.

34F Sumitomo Fudosan Shinjuku Grand Tower

8-17-1 Nishishinjuku, Shinjuku-ku

Tokyo, 160-6101 Japan

Telephone: +81-3-5937-0846

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Telephone: (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura Anthony, Esq. Craig D. Linder, Esq. Anthony, Linder & Cacomanolis, PLLC 1700 Palm Beach Lakes Blvd., Suite 820 West Palm Beach, Florida 33401 Telephone: (561) 514-0936	Michael Blankenship Winston & Strawn LLP 800 Capitol Street, Suite 2400 Houston, Texas 77002-2925 Telephone: (713) 651-2600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement becomes effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 is being filed solely for the purpose of filing Exhibit 23.1, the Consent of MaloneBailey, LLP, to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 3 does not contain a copy of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 2 to the Registration Statement filed on January 16, 2025, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Article 330 of the Companies Act of Japan (which we refer to as the “Companies Act”) makes the provisions of Part III, Chapter 2, Section 10 of the Civil Code of Japan applicable to the relationship between us and our directors and corporate auditors. Section 10 of the Civil Code, among other things, provides in effect that:

1.	Any director or corporate auditor of a company may demand advance payment of expenses considered necessary for the management of the affairs of such company entrusted to the director or corporate auditor;

2.	If a director or a corporate auditor of a company has defrayed any expenses considered necessary for the management of the affairs of such company entrusted to the director or corporate auditor, the director or corporate auditor may demand reimbursement therefor and interest thereon after the date of payment from such company;

3.	If a director or a corporate auditor has assumed an obligation necessary for the management of the affairs of such company, the director or corporate auditor may require such company to perform it in the director or corporate auditor’s place or, if it is not due, to furnish adequate security; and

4.	If a director or a corporate auditor, without any fault on the director or corporate auditor’s part, sustains damage through the management of the affairs of such company, the director or corporate auditor may demand compensation therefor from such company.

Pursuant to Articles 30 and 39 of the Articles of Incorporation of the Company and pursuant to Article 427 of the Companies Act, the Company may enter into agreements with non-executive directors and corporate auditors to limit their liability to the Company with respect to loss or damage caused by their acts stipulated in Article 423 of the Companies Act, respectively. However, the amount of such limited liability shall be the minimum liability limit stipulated by laws and regulations. Takashi Nishibori and Hironori Matsumiya are “non-executive director” under the Companies Act. Yuji Sekino (Chief Executive Officer of GATES GROUP Inc.), Takeshi Seto (Chief Financial Officer of GATES GROUP Inc.), Takahiko Nakajima are “executive” directors under the Companies Act.

In addition, our articles of incorporation include limitation of liability provisions, pursuant to which we can exempt, by resolution of our board of directors, our independent directors and corporate auditors from liabilities arising in connection with any failure to execute their respective duties in good faith or due to simple negligence (excluding gross negligence and willful misconduct), within the limits stipulated by applicable laws and regulations including Article 426, Paragraph 1 of the Companies Act.

We maintain, at our expense, a directors’ and officers’ liability insurance policy for each of our directors and corporate auditors. The policy insures each of our directors and corporate auditors against certain liabilities that they may incur in their capacity as a director or corporate auditor.

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Item 7. Recent Sales of Unregistered Securities.

Historical Common Equity Transactions

Since May 1, 2018, the Company engaged in the following unregistered stock issuances:

●	Effective April 30, 2024, the Company approved a forward stock split of the Company’s issued and outstanding shares of common share, at a ratio of 1-for-20,000 (the “First Stock Split”). Immediately prior to the First Stock Split, there were 563 shares of common share issued and outstanding. As a result of the First Stock Split, the Company had 11,260,000 common shares issued and outstanding. All share and per share data included within the consolidated financial statements and related footnotes have been adjusted to account for the effect of the First Stock Split.

●	On June 25, 2024, the Company allotted 337,800 stock acquisition rights to HeartCore in exchange for services rendered as a consultant in connection with the proposed initial public offering of the Company under grants authorized by our shareholders and directors in substitution for the Warrant executed as of October 2, 2023 between the Company and HeartCore, the number of stock acquisition rights is subject to adjustment in the event of a stock split. The number of the stock acquisition rights was adjusted to 760,050 after the Second Forward Stock Split effective on October 31, 2024 as stated below. The stock acquisition right is exercisable from July 1, 2024 to June 30, 2034 upon the condition that the IPO has been completed. The stock acquisition right has an exercise price of ¥1(US$0.01) per common share.

●	On October 31, 2024, the Company approved a forward stock split of the Company’s issued and outstanding common shares, at a ratio of 1-for-2.25 (the “Second Stock Split”). As of December 31, 2023 and immediately prior to the Second Stock Split, there were 11,260,000 common shares issued and outstanding. As a result of the Second Stock Split, the Company has 25,335,000 common shares issued and outstanding. All share and per share data included within the consolidated financial statements and related footnotes have been adjusted to account for the effect of the Second Stock Split.

We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Item 8. Exhibits and Financial Statement Schedules

(a) The following documents are filed as part of this registration statement:

Exhibit Number	Description
1.1**	Form of Underwriting Agreement

3.1**	Articles of Incorporation of GATES GROUP Inc.

5.1**	Opinion of One Asia Lawyers regarding the validity of common shares being registered

10.1**	Service Agreement, dated as of October 2, 2023, between GATES GROUP Inc. and HeartCore Enterprises, Inc.

10.2**	1st Amendment to Service Agreement, dated as of June 7, 2024, among GATES GROUP Inc., HeartCore Enterprises, Inc., and HeartCore Financial, Inc.

10.3**	2nd Stock Acquisition Rights Allotment Agreement, dated June 25, 2024, between GATES GROUP Inc. and HeartCore Financial, Inc.

10.4**	Loan Agreement Certificate, dated October 25, 2022, between Japan Finance Corporation and GATES GROUP Inc.

10.5**	Banking Transaction Agreement, dated October 31, 2022, between Tokyo Star Bank and GATES GROUP Inc.

10.6**	Loan Agreement (and Joint Guarantee Agreement), dated April 10, 2023, between SAISON FUNDEX CORPORATION and GATES Inc.

10.7**	Hypothecation Agreement, dated April 10, 2023, between SAISON FUNDEX CORPORATION and GATES Inc.

10.8**	Share Pledge Agreement dated April 10, 2023, between SAISON FUNDEX CORPORATION and GATES Inc.

10.9**	The 18th Unsecured Bonds Offering Guidelines of GATES Inc. dated June 17, 2024.

10.10**	The 21st Unsecured Bonds Offering Guidelines of GATES Inc. dated September 1, 2024

10.11**	The 22nd Unsecured Bonds Offering Guidelines of GATES Inc. dated September 28, 2024

10.12**	The 24th Unsecured Bonds Offering Guidelines of GATES Inc. dated September 28, 2024

10.13**	The 34th Unsecured Bonds Offering Guidelines of GATES Inc. dated December 27, 2024

21.1**	List of Subsidiaries of the GATES GROUP Inc.

23.1*	Consent of MaloneBailey, LLP

23.2**	Consent of One Asia Lawyers (included in Exhibit 5.1)

24.1**	Power of Attorney (included on the signature page of this registration statement)

99.1**	Application for Waiver of Requirements of Form 20-F, Item 8.A.4

107**	Filing Fee Table

*	Filed herewith.
**	Previously filed.
†	Includes management contracts and compensation plans and arrangements

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Item 9. Undertakings.

(a)	The undersigned registrant (which we refer to as the “Registrant”) hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

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(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)	Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The Registrant hereby undertakes:

(1)	That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tokyo, Japan on this 13th day of February 2025.

GATES GROUP Inc.

By:	/s/ Yuji Sekino
Yuji Sekino
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Yuji Sekino	Chief Executive Officer and Director	February 13, 2025
Yuji Sekino	(Principal Executive Officer)

*	Chief Financial Officer and Director	February 13, 2025
Takeshi Seto	(Principal Financial and Accounting Officer)

*	Director	February 13, 2025
Takahiko Nakajima

*	Independent Director	February 13, 2025
Takashi Nishibori

*	Independent Director	February 13, 2025
Hironori Matsumiya

By:	/s/ Yuji Sekino
Yuji Sekino
Attorney-in-fact*

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America of GATES GROUP Inc., has signed this registration statement on February 13, 2025.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.

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